                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

      Filed by the Registrant /X/
      Filed by a party other than the Registrant / /

      Check the appropriate box:
      /X/        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      / /        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to 240.14a-11(C) or 240.14a-12

                      CARREKER-ANTINORI, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
                    (Name of Person(s) Filing Proxy Statement,
                           if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
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           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                     [LOGO]

                       4055 Valley View Lane, Suite 1000
                              Dallas, Texas 75244

                                 (972) 458-1981

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 20, 2000

                            ------------------------

To the Stockholders of
  CARREKER-ANTINORI, INC.

    The Annual Meeting of Stockholders of Carreker-Antinori, Inc. (the "Company"), a Delaware corporation, will be held in the Kings & Queens Room, The University Club, 13350 Dallas Parkway, 6(th) Floor, Dallas, Texas, on Tuesday, June 20, 2000, at 9:00 a.m. Central Standard Time ("CST"), for the following purposes:

    1. To elect three directors as Class II directors for terms expiring at the Annual Meeting of Stockholders in 2003. The directors will continue to serve until their respective successors are duly elected and qualified;

    2. To ratify the appointment by the Board of Directors of Ernst & Young LLP as independent certified public accountants of the Company for the fiscal year ending January 31, 2001;

    3. To consider and vote upon a proposal to amend the Company's Certificate of Incorporation so as to change the Company name from Carreker-Antinori, Inc. to Carreker Corporation;

    4. To consider and vote upon a proposal to amend and restate the Company's 1994 Long Term Incentive Plan; and

    5. To transact such other business as properly may come before the meeting or any adjournment thereof.

    The close of business on April 25, 2000 has been fixed by the Board of Directors as the record date for the Annual Meeting. Only stockholders of record on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof, notwithstanding the transfer of any stock on the books of the Company after such record date. The stock transfer books will not be closed.

    A Proxy Statement, form of Proxy, and copy of the Annual Report on the Company's operations for the fiscal year ended January 31, 2000, accompany this notice.

    IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. IF YOU DO NOT EXPECT TO ATTEND IN PERSON, PLEASE SIGN AND DATE THE FORM OF PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. THE FORM OF PROXY IS ENCLOSED IN THE MAILING ENVELOPE IN WHICH THIS PROXY STATEMENT IS CONTAINED. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY DESIRE.

                                          By Order of the Board of Directors

                                          MAURICE E. PURNELL, JR.
                                          SECRETARY

April 28, 2000

                                     [LOGO]

                       4055 Valley View Lane, Suite 1000
                              Dallas, Texas 75244
                                 (972) 458-1981

                            ------------------------

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 20, 2000

                            ------------------------

                            SOLICITATION OF PROXIES

    This Proxy Statement is furnished to stockholders of Carreker-Antinori, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors to be voted at the Annual Meeting of Stockholders of the Company to be held in the Kings & Queens Room, The University Club, 13350 Dallas Parkway, 6(th) Floor, Dallas, Texas, on Tuesday, June 20, 2000, at 9:00 a.m. CST, or at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

    This Proxy Statement and form of Proxy are being mailed to stockholders on or about May 9, 2000. If the enclosed form of Proxy is executed and returned, it may nevertheless be revoked by the stockholder at any time by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. A stockholder who attends the meeting in person may revoke his or her proxy at that time and vote in person if so desired. All proxies duly signed, dated, and returned will be voted as specified therein, but unless otherwise specified, will be deemed to grant authority to vote:

        (1) FOR the election of the three nominees listed under "Election of Directors" as nominees of the Company for election as directors;

        (2) FOR the ratification of the appointment by the Board of Directors of Ernst & Young LLP as independent certified public accountants of the Company for the fiscal year ending January 31, 2001;

        (3) FOR the amendment to the Company's Certificate of Incorporation so as to change the Company name from Carreker-Antinori, Inc. to Carreker Corporation;

        (4) FOR the proposal to amend and restate the Company's 1994 Long Term Incentive Plan; and

        (5) AT the discretion of the persons named in the enclosed form of Proxy, on any other matter that may properly come before the meeting or any adjournment thereof.

    The enclosed Proxy is solicited by and on behalf of the Board of Directors of the Company. The Company is unaware of any additional matters not set forth in the Notice of Annual Meeting of Stockholders that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting and presented for a vote of the stockholders, the persons named in the Proxy will vote in accordance with their best judgment upon such matters, unless otherwise restricted by law.

    The cost of solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may also be solicited by personal interview, facsimile transmission, and telephone by directors, officers, employees, and agents of the Company. The Company will also supply brokers, nominees, or other custodians with the numbers of Proxy forms, Proxy Statements, and Annual Reports they may require for forwarding to beneficial owners, and the Company will reimburse such persons for their expense in so doing.

                OUTSTANDING CAPITAL STOCK AND STOCK OWNERSHIP OF
                     DIRECTORS, CERTAIN EXECUTIVE OFFICERS
                           AND PRINCIPAL STOCKHOLDERS

    The record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting has been established by the Board of Directors as the close of business on April 25, 2000. As of April 25, 2000, the Company had issued and outstanding and entitled to vote at the Annual Meeting shares of Common Stock, par value $.01 per share ("Common Stock"). (For a description of the voting rights of the Common Stock, see "Quorum and Voting" herein.)

    The following table sets forth information as of April 25, 2000, regarding the beneficial ownership of the Company's Common Stock by each person or group known by management of the Company to own more than five percent of the outstanding shares of Common Stock of the Company, by each of the Company's executive officers named in the Summary Compensation Table below, by each of the Company's directors and by all of its directors and executive officers as a group.

                                                               SHARES OF COMMON STOCK
                                                               BENEFICIALLY OWNED AND
                                                                   PERCENTAGE OF
                                                              OUTSTANDING SHARES AS OF
                                                                   APRIL 25, 2000
                                                              ------------------------
NAME                                                           NUMBER         PERCENT
----                                                          ---------       --------
John D. Carreker, Jr.(1)(2).................................  4,395,271        23.67%
Ronald R. Antinori(2)(3)....................................  2,750,646        14.81%
Richard L. Linting(2)(5)....................................    462,135         2.43%
Royce D. Brown(2)(6)........................................    376,178         2.02%
Wyn P. Lewis(2)(4)..........................................    270,984         1.46%
David K. Sias(7)............................................    261,873         1.41%
James L. Fischer(8).........................................    148,015            *
Richard R. Lee, Jr.(9)......................................    139,801            *
James D. Carreker(10).......................................    136,801            *
Richard J. Jerrier(11)......................................     35,000            *
Donald L. House(12).........................................     34,412            *
Larry J. Peck(13)...........................................     13,719            *
                                                              ---------        -----
Directors and executive officers as a group
  (15 persons)(2)(14).......................................  9,256,613        47.60%

------------------------

*   Less than 1%

 (1) Includes 189,282 shares held in family trusts for which Mr. Carreker is the trustee; 252,375 shares held in a family limited partnership for which Mr. Carreker is the general partner; and 189,282 shares held in family trusts for which Connie B. Carreker, the wife of Mr. Carreker, is the trustee, as to which shares Mr. Carreker disclaims beneficial ownership.

 (2) Includes 68,837, 135, 135, 42,956, 17,239 and 146,769 shares of Common
     Stock held in the Employee Stock Option Plan ("ESOP") for the benefit of Messrs. Carreker, Antinori, Linting, Brown and Lewis, respectively, and all directors and executive officers as a group.

 (3) Includes 402,111 shares held by Susan Antinori, the wife of Mr. Antinori, as to which Mr. Antinori disclaims beneficial ownership. The address for Mr. Antinori is c/o the Company, 4055 Valley View Lane, Suite 1000, Dallas, Texas 75244.

 (4) Includes 37,760 shares held under exercisable options and 38,500 shares of restricted stock issued under the Long Term Incentive Plan.

 (5) Includes 462,000 shares held under currently exercisable options.

 (6) Includes 77,000 shares held under currently exercisable options.

 (7) Includes 6,000 shares held by Patricia L. Sias, the wife of Mr. Sias, as to which Mr. Sias disclaims beneficial ownership and 7,700 shares held under currently exercisable options. The address for Mr. Sias is 1930 Jelinda Drive, Santa Barbara, California 93108.

 (8) Includes 2,000 shares held by Elizabeth Fischer, the wife of Mr. Fischer, as to which Mr. Fischer disclaims beneficial ownership and 11,529 shares held under currently exercisable options. The address for James L. Fischer is 7170 Kendallwood, Dallas, Texas 75240.

 (9) Includes 22,602 shares held under currently exercisable options. Includes 5,000 shares held by Lee Financial Corporation and 11,576 shares currently held in trust, as to which Mr. Lee disclaims beneficial ownership. The address for Mr. Lee is 12201 Merritt Drive, Suite 530, Dallas, Texas 75251.

 (10) Includes 22,602 shares held under currently exercisable options and 6,576 shares held by children of Mr. Carreker, as to which Mr. Carreker disclaims beneficial ownership. The address for Mr. Carreker is 1950 Stemmons Freeway, Suite 6001, Dallas, Texas 75207.

 (11) Includes 35,000 shares held under currently exercisable options.

 (12) Includes 34,412 shares held under currently exercisable options. The address for Mr. House is 2480 Spalding Drive, Atlanta, Georgia 30350.

 (13) Includes 10,719 shares held under currently exercisable options. The address for Mr. Peck is c/o SAIC, 10260 Campus Point Drive, San Diego, California 92121.

 (14) Includes 875,135 shares held under currently exercisable options and 61,600 shares of restricted stock issued under the Long Term Incentive Plan.

                               QUORUM AND VOTING

    The presence, in person or by proxy, of the holders of a majority of the voting power of the outstanding shares of Common Stock of the Company entitled to vote is necessary to constitute a quorum at the meeting. The affirmative vote of a plurality of the voting power represented at the meeting and entitled to vote is required for the election of directors. The affirmative rate of a majority of the voting power represented at the meeting and entitled to vote is required on all other matters. A holder of shares of Common Stock will be entitled to one vote per share of Common Stock as to each matter properly brought before the meeting. Cumulative voting is not permitted in the election of directors. Abstentions and votes "withheld" are included in the determination of the number of shares present at the meeting for purposes of determining a quorum. Broker non-votes are counted for purposes of determining whether a quorum is present on any particular matter only if authority to vote on the matter is granted by the respective proxy. Abstentions and broker non-votes have no effect on determinations of plurality, except to the extent that they affect the total votes received by any particular candidate, and have the effect of negative votes on matters requiring approval of a specified percentage of the outstanding shares. For matters requiring approval by the holders of a specified percentage of the voting power represented at the meeting and entitled to vote, abstentions will have the effect of negative votes but broker non-votes will have no effect since they are not treated as shares entitled to vote on such matters.

                                  PROPOSAL ONE
                             ELECTION OF DIRECTORS

    The Company's Amended and Restated Certificate of Incorporation provides for classified directors with staggered terms. The Company currently has authorized nine directors. The directors are divided into three classes and their terms expire as follows: Class I, which consists of Messrs. John D. Carreker, Jr., Donald L. House and Larry J. Peck, will expire at the Annual Meeting of Stockholders to be held in 2002; Class II, which consists of Messrs. Ronald R. Antinori, James L. Fischer and Richard R. Lee, Jr., will expire at the Annual Meeting of Stockholders to be held on June 20, 2000; and Class III, which consists of Messrs. James D. Carreker, Wyn P. Lewis and David K. Sias, will expire at the Annual Meeting of Stockholders to be held in 2001. At each Annual Meeting of Stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of their election and qualification until the third Annual Meeting following election and until their successors have been duly elected and qualified, or until their earlier resignation or removal. Vacancies on the Board of Directors or newly created directorships will be filled by a vote of the majority of the directors then in office and any director so chosen will hold office until the next election of the class for which such director was chosen.

    On February 1, 2000, Mr. Richard L. Linting resigned as a director and Mr. Wyn P. Lewis was appointed by the Board of Directors to fill the vacated seat through the reminder of the term expiring in 2001.

    Three directors will be elected at the Annual Meeting as Class II directors for terms expiring at the Annual Meeting of Stockholders to be held in 2003. The directors will continue to serve until their respective successors are duly elected and qualified. Each of the Board of Directors' nominees currently serves as a director of the Company.

    Shares represented by proxies returned duly executed will be voted, unless otherwise specified, in favor of the three nominees for the Board of Directors named below. If any nominee named below should be unable to serve, the persons named in the enclosed Proxy will vote the shares covered thereby for such substitute nominee (or nominees) as the Board of Directors may select. Stockholders may withhold authority to vote for any nominee by striking a line through the name of such nominee in the space provided for such purpose on the form of Proxy.

NOMINEES FOR DIRECTORS (THREE YEAR TERMS)

    RONALD R. ANTINORI, age 57, serves as Vice Chairman of the Board of the Company, which position he has held since January 1997. Prior to the Company's merger with Antinori Software, Inc. ("ASI"), Mr. Antinori served as Chairman of the Board of ASI since its formation in 1988 and Chief Executive Officer of ASI from 1988 through December 1995.

    JAMES L. FISCHER, age 72, has served as a director of the Company since 1984. Mr. Fischer retired in 1984 from Texas Instruments Incorporated ("TI"), an electronics manufacturer, where he served in a variety of positions over 29 years. At the time of his retirement, Mr. Fischer served as Executive Vice President and Principal Financial Officer of TI.

    RICHARD R. LEE, JR., age 53, has served as a director of the Company since 1984. Mr. Lee has served as President of Lee Financial Corporation, a financial advisory firm, since 1975.

                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                 THE APPROVAL OF EACH OF THE DIRECTOR NOMINEES.

CONTINUING DIRECTORS

    JAMES D. CARREKER, age 52, has served as a director of the Company since 1984. Since January 1998, Mr. Carreker has served as Chairman of the Board of Directors and Chief Executive Officer of Wyndham International, Inc. Since March 1999, Mr. Carreker has served as Chief Executive Officer of Patriot American Hospitality, Inc. ("Patriot"), a hotel real estate investment trust, and Wyndham International, Inc., a hotel management and leasing company.
Mr. Carreker served as President and Chief Executive Officer of Wyndham Hotel Corporation ("Wyndham"), a national hotel company, from May 1996, and as a director of Wyndham from February 1996, until the merger of Wyndham with and into Patriot in January 1998. Mr. Carreker also served as Chief Executive Officer of Trammell Crow Company, a national real estate company, from August 1994 to December 1995 and currently serves as a director of Crow Family Holdings. John D. Carreker, Jr. and James D. Carreker are brothers. His term expires in 2001.

    JOHN D. CARREKER, JR., age 57, has served as Chairman of the Board and Chief Executive Officer of the Company since the Company's formation in 1978, and served as the Company's President from 1978 until July 1997, at which time Richard L. Linting became President of the Company. John D. Carreker, Jr. and James D. Carreker are brothers. His term expires in 2002.

    DONALD L. HOUSE, age 58, has served as a director of the Company since March 30, 1998. From January 1993 until December 1997, Mr. House served as Chairman of the Board of Directors of SQL Financials International, Inc. (now known as Clarus Corporation), a developer of electronic commerce application software; Mr. House continues to serve as a director of Clarus Corporation. Mr. House is a director of Eshare Technologies, Inc. (formerly known as Melita International Corporation), a provider of automated customer relationship management systems, where he serves as chairman of its audit committee and a member of its compensation committee. He is now Chairman of Ockham Technologies, Inc., a provider of sales management software, and he is on the board of several other private high technology companies. His term expires in 2002.

    WYN P. LEWIS, age 50, was appointed as a Director of the Company on March 7, 2000 and appointed as Vice Chairman of the Office of the President on September, 19 1999. Mr. Lewis has served as Executive Vice President and Managing Director of the Company since March 1996. From March 1993 to
March 1996, Mr. Lewis served as Vice President and Managing Director for Yield Management. His term expires in 2001.

    LARRY J. PECK, age 52, has served as a director of the Company since October 1996. Mr. Peck has served as Sector Vice President and Manager, Technology Solutions Sector, of SAIC, a diversified technology research and development services company, since January 1994. His term expires in 2002.

    DAVID K. SIAS, age 62, has served as a director of the Company since October 1993 and has served as a consultant to the Company since November 1993. Mr. Sias also serves as a consultant to other companies. His term expires in 2001.

BOARD MEETINGS AND COMMITTEES

    The Board of Directors held a total of five meetings in the fiscal year ended January 31, 2000. Each director attended at least 75% of the meetings held by the Board of Directors and by committees of the Board on which he served. The Board of Directors has an Audit Committee and a Compensation Committee. The members of the Audit Committee are Messrs. James D. Carreker, House, Peck and Sias. Mr. Sias serves as Chairman. The members of the Compensation Committee are Messrs. Fischer and Lee. Mr. Fischer serves as Chairman. The Board of Directors does not have a Nominating Committee nor a Stock Option Committee.

    Employee directors do not receive compensation for their services as directors. Non-employee directors receive an annual retainer of $5,000, a fee of $1,250 per board meeting attended and a fee of

$625 per committee meeting attended. Under the Company's Director Stock Option Plan, non-employee directors may elect to receive options to purchase Common Stock in lieu of all or a portion of their fees for serving as directors and committee members and for performing consulting services to the Company.

    The Company maintains the Carreker-Antinori, Inc. Director Stock Option Plan (the "Director Plan"). The Director Plan provides that eligible directors of the Company may elect to receive options to purchase Common Stock in lieu of all or a portion of their annual director's retainer and various attendance fees, including committee meetings, and any consulting fees for consulting services rendered to the Company (the "Fees"). Only directors of the Company who are not employees of the Company are eligible to participate in the Director Plan.

    Options are granted automatically on the first trading day in any fiscal quarter (the "Grant Date") to any eligible director who, prior to the Grant Date, files with the committee administering the Director Plan an election to receive a stock option in lieu of 25%, 50%, 75% or all of their Fees, excluding Committee fees, to be earned in the period from the Grant Date to the end of the fiscal year. The per share option price (the "Option Price") under the Director Plan is equal to 50% of the fair market value of the Common Stock (the "Market Value") on the Grant Date. "Market Value" is the fair market value of the Common Stock at the close of business on the relevant Grant Date, as reported on the Nasdaq National Market. Elections are deemed made for each succeeding fiscal year, and options automatically granted on the first trading day in each succeeding fiscal year, unless the director notifies the Company of the cancellation of the election prior to the first day of the fiscal year. The number of option shares granted to an eligible director are determined by a formula which provides that each director will receive an option equal to the nearest number of whole shares equivalent to the Deferred Retainer and Fees divided by the Option Price. "Deferred Retainer and Fees" are the amounts the director would have been entitled to receive (i) for serving as a director and attending all regularly scheduled meetings of the Board of Directors and
(ii) for serving as a consultant, during the remainder of the fiscal year following the Grant Date but for the election described above.

    Generally, no option may be exercised prior to the first anniversary of the date the option was granted. However, an option will become fully exercisable upon the retirement of the director because of disability or death. In addition, upon a merger or other business combination involving the Company, an option will become fully exercisable unless the Company is the surviving corporation in such merger or business combination or provision is made for the continuance and assumption of the option. No option may be exercised after the expiration of 15 years from the date the option was granted. If the optionee ceases to be a director or consultant before an option granted under the Director Plan becomes exercisable, is absent from a regularly scheduled meeting, or fails to earn a consulting fee, the option shall terminate as to a pro rata portion of the shares subject to the option, based upon the Fees actually earned.

    During the course of the last fiscal year, David K. Sias received a total of $53,975 for consulting services. The Company paid a fee of $22,800 to Donald L. House and a fee of $7,150 to James L. Fischer for consulting services.

    AUDIT COMMITTEE. The Audit Committee is responsible for (i) recommending to the Board the selection of the Company's outside auditors, (ii) reviewing the audit scope and risk assessment process, (iii) reviewing the relationships that may effect the independence of the outside auditors, (iv) reviewing any major internal control or accounting issues of the Company, and (v) reviewing and discussing with management and the outside auditors the annual audited financial statements included in the Company's 10-K as well as the interim financial statements. The Audit Committee met five times during the fiscal year ended January 31, 2000.

    COMPENSATION COMMITTEE. The Compensation Committee is responsible for executive compensation policies and approving compensation payable to executive officers of the Company. The Compensation Committee met six times during the fiscal year ended January 31, 2000.

                                  PROPOSAL TWO
                      RATIFICATION OF SELECTION OF AUDITOR

    The Board of Directors has selected Ernst & Young LLP as independent certified public accountants for the fiscal year ended January 31, 2001, and has determined that it would be desirable to request that the stockholders ratify such selection. The affirmative vote of a majority of the outstanding shares of Common Stock present at the Annual Meeting in person or by proxy is necessary for the ratification of the appointment of Ernst & Young LLP. Ernst & Young LLP served as the Company's independent certified public accountants since fiscal 1992. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                     THE RATIFICATION OF ERNST & YOUNG LLP
                 AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS OF
            THE COMPANY FOR THE FISCAL YEAR ENDED JANUARY 31, 2001.

                                 PROPOSAL THREE
           SECOND AMENDED AND RESTATED 1994 LONG TERM INCENTIVE PLAN

    The Board of Directors of the Company, after consultation with an industry benefits consulting firm, has approved an amendment (the "Amendments") to
Section 6 of the Amended and Restated 1994 Long Term Incentive Plan (the "1994 Plan") which will (i) make an additional 1,000,000 shares of Common Stock available for issuance pursuant thereto and (ii) change the formula for calculating the annual increase in the number of shares of Stock available under the 1994 Plan, and has directed that the Amendments to the 1994 Plan be submitted to the stockholders for approval. If approved, Section 6 of the 1994 Plan will read as follows, effective June 20, 2000:

    "The shares of Stock with respect to which awards may be made under the Plan shall be either authorized and unissued shares or issued and outstanding shares (including, in the discretion of the Board, shares purchased in the market). Subject to the provisions of paragraph I.10, the number of shares of Stock available under the Plan shall not exceed 6,959,936 shares in the aggregate increased, as of the first day of each fiscal year, commencing February 1, 2001, by that number of shares of Stock equal to two per cent (2%) of the number of shares of Stock outstanding as of January 31, 2000. If, for any reason, any award under the Plan otherwise distributable in shares of Stock, or any portion of the award, shall expire, terminate, or be forfeited or cancelled, or be settled in cash pursuant to the terms of the Plan and, therefore, any such shares are no longer distributable under the award, such shares of Stock shall again be available for award under the Plan."

    The 1994 Plan was initially adopted in 1994. The 1994 Plan was amended in 1998 to authorize an aggregate of 5,500,000 shares of Common Stock for issuance under the 1994 Plan, increased each fiscal year commencing February 1, 1999, by 229,968 shares. As of February 1, 2000, the adjusted number of shares of Common Stock authorized for issuance under the 1994 Plan is 5,959,936. As of March 31, 2000, there were 472,310 shares of Common Stock remaining available for grant as awards under the 1994 Plan. If Proposal No. 3 is approved by the stockholders, there will be 1,472,310 shares of Common Stock available for grant as awards under the 1994 Plan, and each year, the number of shares available will increase by 370,774 shares, commencing on February 1, 2001. In the opinion of the Board of Directors, it is appropriate to amend the 1994 Plan to increase the number of shares available for issuance because of the current intentions of the Company to recruit additional senior management personnel.

    PURPOSE. The purpose of the 1994 Plan is to secure for the Company and its stockholders the benefits arising from stock ownership by selected employees, consultants and non-employee directors of the

Company or its subsidiaries as the Board of Directors of the Company, or a committee constituted for such purpose, may from time to time determine. The Company believes that the possibility of participation in the 1994 Plan through receipt of incentive options ("Incentive Options"), nonqualified options ("Nonqualified Options") and shares of the Common Stock of the Company that are restricted ("Restricted Shares") (Incentive Options, Nonqualified Options and Restricted Shares shall be collectively referred to herein as "Stock Options") will provide participants an incentive to perform more effectively and will assist the Company in attracting and retaining people of outstanding talent and ability.

    TERM. The 1994 Plan was initially adopted in 1994 and its duration is unlimited. However, the Board may terminate the 1994 Plan at any time, and no awards of Incentive Options can be made under the 1994 Plan after October 6, 2004 (or June 19, 2010, if the stockholders vote to approve the Amendments).

    ADMINISTRATION. The 1994 Plan is administered by the Board of Directors or the Compensation Committee (the "Committee"). All questions of interpretation and application of the 1994 Plan are determined by the Board of Directors or the Committee, and each Stock Option granted under the 1994 Plan has a term selected by the Board of Directors or the Committee.

    PARTICIPATION. All employees, consultants and non-employee directors of the Company or any subsidiary of the Company are eligible for selection to participate in the 1994 Plan. The Board of Directors or the Committee shall determine from time to time the individuals who are to receive Stock Options under the 1994 Plan. The number of employees participating in the 1994 Plan is approximately 98. During the lifetime of participants, Stock Options shall be exercisable only by the optionee, and no Stock Options will be transferable otherwise than by will or the laws of descent and distribution.

    SHARES OF STOCK AVAILABLE FOR GRANT. A total of 472,310 shares of the Company's Common Stock are currently available for issuance under the 1994 Plan. If the Amendments are approved by the stockholders, a total of 1,472,310 shares of the Company's Common Stock will be available for issuance under the 1994 Plan. The shares may be either authorized and unissued shares or authorized and issued and outstanding shares (including, in the discretion of the Board, shares purchased in the market). In the event a Stock Option expires unexercised, is terminated, or is canceled or forfeited, the shares of Common Stock allocable to the unexercised portion of that Stock Option may again be subject to a Stock Option under the 1994 Plan.

    The 1994 Plan provides that in the event of any change in the outstanding shares of Stock of the Company by reason of any stock dividend, split, spinoff, recapitalization, merger, consolidation, combination, exchange of shares of other similar change, the aggregate number of shares of Stock with respect to which awards may be made under the 1994 Plan, the terms and the number of shares of any outstanding Stock Options, and the purchase price of a share of Stock under Stock Options, may be equitably adjusted by the Board in its sole discretion.

    STOCK OPTIONS. The Committee may designate a Stock Option as an Incentive Option, a Nonqualified Option, or a Restricted Share. The terms of each Stock Option shall be set out in a written option agreement which incorporates the terms of the 1994 Plan.

    The purchase price per share of Common Stock (the "Purchase Price") of a Nonqualified Option may not be less than the par value of a share of Common Stock of the Company. The Purchase Price of an Incentive Option may not be less than 100% of the Fair Market Value (as defined in the 1994 Plan) of the Common Stock on the date of grant, and the Incentive Option may not be exercisable after 10 years from the date of grant. Additionally, the grant of Incentive Options to an employee owning over 10% of the voting Stock of the Company must be at an exercise price of not less than 110% of the Fair Market Value of the stock on the date of grant, and the Incentive Option may not be exercisable after 5 years from the date of grant. The aggregate fair market value of all shares of Common Stock with respect to which Incentive Options are exercisable for the first time by any optionee during any one calendar year shall not exceed $100,000. The purchase price of Restricted Stock will be determined by the Committee on the date the Restricted Stock is granted, and the Restricted Stock will be free of the restrictions at the end of the Performance Period (as defined in the 1994 Plan). On March 31, 2000 the closing price of the Common Stock was $12.63 per share.

    Incentive Options and Nonqualified Options may be exercised by payment of the Stock Option price in cash or, with approval of the Committee, in shares of Common Stock valued at fair market value on the date of exercise. If the Company shall have a class of its Common Stock registered pursuant to Section 12 of the 1934 Act, a holder of Nonqualified Options may also make payment by delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker approved by the Company that upon such broker's sale of shares with respect to which such option is exercised, it is to deliver promptly to the Company the amount of sales proceeds necessary to satisfy the option exercise price and any required withholding taxes. Special rules apply which limit the time of exercise of a Stock Option following an employee's termination of employment or upon the occurrence of a "Capital Transaction" (as defined in the 1994 Plan). The Committee may impose additional restrictions on the exercise of any Stock Option.

    AMENDMENT OF THE 1994 PLAN. The Board of Directors may amend, suspend or terminate the 1994 Plan at any time. In the event that the Board of Directors determines that stockholder approval of any amendment to the 1994 Plan is necessary or desirable, then the effectiveness of any such amendment may be conditioned upon its approval by the affirmative votes of the holders of a majority of the outstanding voting stock of the Company. No change may be made in, and no amendment, rescission, suspension or termination of the 1994 Plan shall have an effect on, Stock Options previously granted under the 1994 Plan which may impair or alter the rights or obligations of the holders thereof except with the consent of the optionee.

    CHANGE IN CONTROL. Upon the consummation of a merger or consolidation of the Company with or into another corporation in which the Company is not the survivor, a dissolution of the Company, or a transfer of all or substantially all of the assets or shares of stock of the Company (a "Capital Transaction"), then (i) if a plan or agreement respecting the Capital Transaction provides for the change, conversion, or exchange of the shares of Common Stock under outstanding and unexercised Options for securities of another corporation, then the Board will adjust the shares of Stock accordingly, or (ii) if there is no plan or agreement respecting the Capital Transaction or if such plan or agreement does not specifically provide for the change, conversion, or exchange of the shares of Common Stock under outstanding and unexercised Stock Options for securities of another corporation, then the Committee will provide the Participant with thirty (30) days written notice of the transaction and the Participant, without the necessity of any further action by the Committee, shall be entitled to purchase, prior to the effective date of the Capital Transaction, the number of Stock Options then vested. The unexercised portion of any Stock Option shall be deemed cancelled and terminated as of the effective date of such transaction. Notwithstanding the foregoing, the Board or the Committee may provide that upon the occurrence of such events as it shall deem appropriate, any or all outstanding Stock Options shall become fully vested and exercisable.

    FEDERAL TAX CONSEQUENCES. The grant of Incentive Options to an employee does not result in any income tax consequences. The exercise of an Incentive Option generally does not result in any income tax consequences to an employee if (i) the Incentive Option is exercised by the employee during his employment with the Company or a subsidiary of the Company, or within a specified period after termination of employment, and (ii) the employee does not dispose of shares acquired pursuant to the exercise of an Incentive Option before the expiration of two years from the date of grant of the Incentive Option or one year after exercise and the transfer of the shares to him, whichever is later (the "Waiting Period"). However, the excess of the fair market value of the shares of Common Stock as of the date of exercise over the option exercise price is includable in an employee's alternative minimum taxable income in the year of exercise.

    An employee who disposes of his Incentive Option shares prior to the expiration of the Waiting Period (an "Early Disposition") generally will recognize ordinary income in the year of sale in an amount equal to the excess, if any, of (a) the lesser of (i) the fair market value of the shares as of the date of exercise or (ii) the amount realized on the sale, over (b) the Incentive Option price. Any additional amount realized on an Early Disposition should be treated as capital gain to the employee, short or long term, depending on the employee's holding period for the shares.

    As a result of changes made by the IRS Restructuring and Reform Act of 1998 reducing the required holding period for assets afforded long-term capital gains tax treatment, if an employee sells shares acquired pursuant to the exercise of an Incentive Option after December 31, 1997, the employee will generally recognize a long-term capital gain or loss on the sale if the shares were held for more than twelve (12) months. Under those circumstances, if the employee recognizes a long-term capital gain on the sale, his or her long-term capital gain will be taxed at a maximum rate of 20%. After December 31, 2000, the sale by an employee of shares acquired pursuant to the exercise of an Incentive Option which are held for more than five years will be taxed at a maximum rate of 18%.

    The Company will not be entitled to a deduction as a result of the grant of an Incentive Option, the exercise of an Incentive Option, or the sale of Incentive Option shares after the Waiting Period. If an employee disposes of Incentive Option shares in an Early Disposition, the Company would be entitled to deduct the amount of ordinary income recognized by the Employee.

    The grant of Nonqualified Options under the 1994 Plan will not result in the recognition of any taxable income by the optionee. An optionee will recognize ordinary income on the date of exercise of the Nonqualified Option equal to the excess, if any, of (i) the fair market value of the shares acquired as of the exercise date, over (ii) the exercise price. The income reportable on exercise of a Nonqualified Option is subject to federal income and employment tax withholding. Generally, the Company will be entitled to a deduction for its taxable year within which the optionee recognizes compensation income in a corresponding amount.

    Generally, the recipient of an award of Restricted Shares is taxed upon the fair market value of the shares at the date or dates that such shares vest, and the Company is entitled to a deduction at the same time in the same amount. In fiscal 1999 there were grants of options to purchase shares of the Company's Common Stock to the CEO and four most highly compensated executive officers as follows:

               AMENDED AND RESTATED 1994 LONG TERM INCENTIVE PLAN

NAME                                        POSITION                NUMBER OF OPTIONS
----                          ------------------------------------  -----------------
Richard J. Jerrier..........  Executive Vice President and               22,500
                              Managing Director

    STOCKHOLDER APPROVAL REQUIREMENT. The approval of the amendment requires the affirmative vote of a majority of the shares of Common Stock voting on the matter. Accordingly, abstentions and broker non-votes applicable to shares at the Annual Meeting will not be included in the tabulation of votes cast on this proposal.

                       THE BOARD OF DIRECTORS UNANIMOUSLY
                     RECOMMENDS A VOTE FOR PROPOSAL THREE.

                                 PROPOSAL FOUR
                              COMPANY NAME CHANGE

    The Board of Directors has deemed it advisable and recommends that the stockholders approve an amendment to the Company's Certificate of Incorporation to change the Company's name from Carreker-Antinori, Inc. to Carreker Corporation. Upon approval of the above Amendment by the Company's Stockholders, it is anticipated that the filing with the Delaware Secretary of State implementing the Amendment would be made and would become effective as soon thereafter as practicable.

    The proposed name change of the Company will not affect stockholders' rights, will not necessitate any exchange of outstanding stock certificates and will not affect the Company's NYSE ticker symbol, which is "CANI."

                       THE BOARD OF DIRECTORS UNANIMOUSLY
                      RECOMMENDS A VOTE FOR PROPOSAL FOUR.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

    The following information sets forth certain compensation provided to the Company's five most highly compensated executive officers of the Company (collectively, the "Named Executive Officers") for each of the last three fiscal years:

                           SUMMARY COMPENSATION TABLE
                      (FISCAL YEAR ENDED JANUARY 31, 2000)

                                                                                                LONG-TERM
                                                     ANNUAL COMPENSATION                          AWARDS
                                              ----------------------------------                ----------
                                                                    OTHER ANNUAL                SECURITIES    ALL OTHER
NAME AND                            FISCAL     SALARY     BONUS     COMPENSATION   RESTRICTED   UNDERLYING   COMPENSATION
PRINCIPAL POSITION                   YEAR       ($)        ($)         (1)($)       STOCK($)    OPTIONS($)      (2)($)
------------------                 --------   --------   --------   ------------   ----------   ----------   ------------
John D. Carreker, Jr ...........     1999     487,752         --           --             --          --         5,000
  Chairman of the Board and          1998     485,668         --           --             --          --         5,000
  Chief Executive Officer            1997     475,248         --           --             --          --         9,125

Richard J. Jerrier .............     1999     350,000    206,000       32,903             --          --         5,000
  Executive Vice President and       1998          --         --           --             --          --            --
  Managing Director                  1997          --         --           --             --          --            --

Wyn P. Lewis ...................     1999     327,502         --           --             --          --       237,293
  Director, Vice Chairman of the     1998     308,340         --           --             --          --         5,000
  Office of the President,           1997     300,000         --           --        342,750     582,952         8,875
  Executive Vice President and
  Managing Director

Richard L. Linting .............     1999     291,680         --       34,000             --          --         5,000
  President, Chief Operating         1998     350,016         --       45,525             --          --         5,000
  Officer and Director               1997     350,016         --       49,345        205,650     495,757        10,521

Royce D. Brown .................     1999     266,668         --           --             --          --         5,000
  Vice Chairman of the Office of     1998     242,512         --           --             --          --         5,000
  the President Executive Vice       1997     218,750         --           --             --     120,890         9,125
  President and Managing
  Director

--------------------------

(1) Includes moving expenses for Mr. Jerrier and lease expenses for Mr. Linting.

(2) Includes Company contributions to the Long Term Incentive Plan on behalf of Messrs. Carreker, Jerrier, Lewis, Linting, and Brown. Includes $232,293 resulting from a disqualifying distribution of Company Stock received through the exercise of incentive stock options by Mr. Lewis.

                         AGGREGATED OPTION EXERCISES IN
               LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

    The following table sets forth, for each of the identified Named Executive Officers, information concerning the number of shares received during the fiscal year ended January 31, 2000 upon exercise of options and the aggregate dollar amount received from such exercise, as well as the number and value of securities underlying unexercised options held on January 31, 2000.
Mr. Carreker neither exercised any options during the fiscal year ended
January 31, 2000 nor held any options on January 31, 2000.

                                                                  NUMBER OF
                                                            SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                             UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                            SHARES                          AT FISCAL YEAR-END(#)       AT FISCAL YEAR-END($)(2)
                         ACQUIRED ON        VALUE        ---------------------------   ---------------------------
NAME                     EXERCISE (#)   REALIZED($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                     ------------   --------------   -----------   -------------   -----------   -------------
Richard J. Jerrier.....           --             --         35,000        22,500          126,858        70,313

Wyn P. Lewis...........           --             --         37,760        37,762           20,198        20,199

Richard L. Linting.....           --             --        462,000             0        3,000,125             0

Royce D. Brown.........           --             --         77,000        38,500          351,336        20,594

------------------------

(1) Based on the difference between the option exercise price and the closing sales price of the Company's Common Stock as reported on the Nasdaq National Market on the exercise date.

(2) Based on the difference between the option exercise price and the closing sale price of $9.4375 of the Company's Common Stock as reported on the Nasdaq National Market on January 29, 2000, the last trading day prior to the closing of the Company's fiscal year ended January 31, 2000, multiplied by the number of shares underlying the options.

COMPENSATION OF DIRECTORS

    Directors have been reimbursed for travel and other out-of-pocket expenses in attending meetings of the Board of Directors. Employee directors do not receive compensation for their services as directors. Non-employee directors receive an annual retainer of $5,000, a fee of $1,250 per board meeting attended and a fee of $625 per committee meeting attended. Under the Company's Director Stock Option Plan, non-employee directors may elect to receive options to purchase Common Stock in lieu of all or a portion of their fees of serving as directors and committee members and for performing consulting services. For a brief description of the Director Plan see "Report on Executive Compensation" on page 14.

    During the course of the last fiscal year, David K. Sias received a total of $53,975 for consulting services. The Company paid a fee of $22,800 to Donald L. House and a fee of $7,150 to James L. Fischer for consulting services.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act ("Section 16 (a)") requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the Commission and the National Association of Securities Dealers, Inc. Such officers, directors and ten-percent stockholders are also required by Commission rules to furnish the Company with copies of all such forms that they file. Based solely on its review of the copies of such forms received by the Company, or written representations from certain reporting persons that no other reports were required for such persons, the Company believes that during the fiscal year ended January 31, 2000 all Section 16(a) filing requirements applicable to its officers, directors and ten-percent stockholders were compiled with except that Wyn P. Lewis filed two Form 4s late.

COMPENSATION AND OTHER COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee consists of Messrs. Fischer and Lee. The Audit Committee consists of Messrs. James D. Carreker, House, Peck and Sias. None of these individuals was at any time during the fiscal year ended January 31, 2000, or any other time, an officer or employee of the Company. No member of the Compensation Committee or Audit Committee serves as a member of the board of directors, compensation committee or audit committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors, Compensation Committee or Audit Committee.

                              CERTAIN TRANSACTIONS

PROVISION OF MANAGEMENT SERVICES AND OTHER TRANSACTIONS INVOLVING ECCHO, PSN AND
  INFITEQ

    The Company provides management services to three organizations, Electronic Check Clearing House Organization ("ECCHO"), Payment Solutions Network, Inc. ("PSN") and INFITEQ, LLC ("INFITEQ"). David Walker, Senior Vice President of the Company, serves as Executive Director of ECCHO. For the fiscal year ended January 31, 2000, the Company recognized revenues from ECCHO for its management services in the amount of approximately $887,780. John D. Carreker, Jr., Chairman of the Board and Chief Executive Officer of the Company, serves as a director of PSN. In the fiscal year ended January 31, 2000, the Company recognized revenues from PSN for its management services in the amount of $850,458. John D. Carreker, Jr. serves as Chairman of the Board of INFITEQ, and John D. Carreker, III, Senior Vice President of the Company and the son of John
D. Carreker, Jr., served as Executive Director of INFITEQ until February, 1999. In the fiscal year ended January 31, 2000, the Company recognized revenues from INFITEQ management and consulting services in the amount of $50,901.

    The Company loaned PSN $500,000 in fiscal 1996, which amount has been reserved due to the Company's belief that collection is doubtful. The Company loaned PSN an additional $66,000 in fiscal 1996, which loan is currently being repaid in accordance with its terms.

FUTURE TRANSACTIONS

    The Company has adopted a policy providing that all transactions between the Company and related parties will be subject to approval by a majority of all disinterested directors and must be on terms no less favorable than those that could otherwise be obtained from unrelated third parties.

                        REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee provides advice and recommendations to the Board of Directors concerning the compensation, including base salaries, bonuses and stock option awards under the Company's 1994 Long Term Incentive Plan ("LTIP") for the Named Executive Officers, stock option awards to other eligible employees, employer contributions to the 401K savings plan, and the compensation of the Directors of Carreker-Antinori, Inc. All decisions made by the Compensation Committee relating to compensation of the Company's executive officers, are reviewed by the Board of Directors. The Compensation Committee consists of Messrs. James L. Fischer and Richard R. Lee, Jr. who are non-employee directors with no interlocking directorships with other companies (or their compensation committee). During the fiscal year ended January 31, 2000 Messrs. Fischer and Lee held six (6) meetings to review the Company's compensation policy for the fiscal year ended January 31, 2000 as they affected the Company's executive officers, including the Company's chief executive officer, Mr. John D. Carreker, Jr.

    The Compensation Committee's executive compensation policies are designed to provide competitive levels of compensation that integrate pay with the Company's annual and long term performance goals, reward above-average corporate performance, recognize individual initiative and achievements, and assist the Company in attracting and retaining qualified executives. Total executive compensation is generally set at levels that the Compensation Committee believes to be consistent with others in the Company's industry, although actual compensation levels in any particular year may be above or below those of the Company's competitors, depending upon the Company's performance. The objectives of the Company's executive compensation program are as follows:

    1. Compensate competitively in order to attract, retain and motivate a highly competent executive team dedicated to achieving the Company's mission and strategic plans, which are designed to result in long term growth in shareholder value;

    2. Tie individual compensation to individual and team performance and the success of the Company;

    3. Align executive officers and certain eligible employees' interests with those of the Company by making incentive compensation dependent upon the performance of the Company or the appropriate business unit; and

    4. Align executive officers and certain eligible employees' interests with those of the Company and its stockholders by providing long term compensation opportunities through participation in the Company's LTIP.

    To achieve these compensation objectives, the Company uses a combination of short term and long term compensation elements, all of which are based upon the performance of the individual and/or the performance of the Company or the appropriate business unit. The Compensation Committee is mindful of grants or awards made to the Company's executive officers under the Company's LTIP. The Compensation Committee endorses the position that stock ownership by management and stock based performance compensation arrangements are beneficial in aligning management's and stockholders' interests in the enhancement of shareholder value.

    In 1993, Congress amended the Internal Revenue Code to add Section 162(M). This Section of the Internal Revenue Code limits the deductibility of compensation paid to specified executive officers to $1,000,000 per officer in any one year. Compensation which qualifies as performance based compensation does not have to be taken into account for the purposes of this limitation. The Committee does not expect the cash compensation to be paid to any executive officer will exceed the $1,000,000 limit per officer in the foreseeable future. As a result, the Committee has decided at this time to take no action to limit or restructure any elements of the cash compensation paid to any of the Company's executive officers. Should the compensation level of any executive officer approach the $1,000,000 level, the Committee will reevaluate this decision.

    The three (3) principle components of the Company's compensation program are base salary, profit sharing incentive cash bonuses, and long term compensation.

    BASE SALARY. Base compensation of executive officers is set based on offering competitive salaries in comparison to market salaries. The Company utilizes survey data developed for comparable executive positions in other similar companies in the same industry to establish a minimum, medium and maximum salary and bonus level for each executive position. These ranges may be adjusted from industry averages for factors such as local market conditions or unique aspects, responsibilities or qualifications of the position not believed to be normally associated with the position in other similarly sized companies. Base salary ranges are reviewed annually with a "Salary Year" from April 1 through March 31. A range of percentage increases and a maximum merit increase is established for various performance levels. The base salary position within the range is set after an annual subjective review by the Compensation Committee of performance in areas of the executive's responsibilities. This review includes an evaluation of work performance, achievement of specific goals, position requirements and financial performance of the applicable business unit in relation to expected performance based on the annual plan. Increases in base salary of executive officers, including Named Executive Officers, are consistent with the Company's overall guidelines for other employee salary percentage increases for defined performance levels. These guidelines are revised annually to reflect economic, industry and company factors. Salary increases are not necessarily granted each year. The base salary for each of the Named Executive Officers including Mr. Carreker was initially established in their Offer Letter or Employment Agreement.

    PROFIT SHARING INCENTIVE PLAN. All Named Executive Officers are currently eligible for bonuses under the Company's Profit Sharing Incentive Plan (the "Plan"), which currently has a plan year of February 1 to January 31. The Plan is a performance driven incentive plan. Awards are earned based on actual results compared to pre-established targets. Participants in the Plan are eligible to receive Incentive Awards based on (i) the Company's and business unit's achievement of certain pre-determined corporate and business unit performance target goals, and/or (ii) the Participant's achievement of certain pre-determined individual performance goals. The measurement period for determining whether performance target goals are met is the Company's the fiscal year ended January 31 (the "Plan Year"). Employees' salaries and bonus opportunities are adjusted each "Salary Year", which is the twelve-month period ending each March 31. In order to participate in the Incentive Award for fiscal year performance, an employee must remain employed on the last day of the Salary Year following the Plan Year end. Any employee who shall have been designated by the Board shall, during such individual's period of employment, be a Plan Participant. Currently, the Board has designated substantially all full-time employees as Plan Participants, including Mr. Carreker. The Compensation Committee seeks input from the Company management in making awards. Awards under the Profit Sharing Plan are made in the form of cash bonuses and stock-based compensation pursuant to the Company's Long Term Incentive Plan, with at least 50% of awards granted to senior management consisting of stock-based compensation. An employee may at his or her election substitute any cash award for an equivalent stock-based compensation award.

    LONG TERM COMPENSATION. Under the Company's LTIP which has previously been approved by the stockholders, the Company may grant qualified and non-qualified options to purchase the Company's common stock to the Named Executive Officers and eligible employees of the Company and its subsidiaries. Stock options awarded in the fiscal year ended January 31, 2000 must be exercised within 10 years from the date of grant. Such options for the Named Executive Officers and employees become exercisable under various terms. The number of options granted is individually determined for each Named Executive Officer based on subjective evaluation by the Compensation Committee of the individual's responsibility level and the contribution to the Company. For the fiscal year ended January 31, 2000, the Board of Directors has elected to award only non-qualified options pursuant to the LTIP.

    DIRECTOR STOCK OPTION PLAN. The Company's Director Stock Option Plan provides that eligible directors of the Company may elect to receive options to purchase Common Stock in lieu of all or a portion of their annual director's retainer and various attendance fees and any consulting fees for consulting services rendered to the Company (the "Fees"). Only directors of the Company who are not employees of the Company are eligible to participate in the Director Plan. Options are granted automatically on the first trading day in any fiscal quarter (the "Grant Date") to any eligible director who, prior to the Grant Date, files with the committee administering the Director Plan an election to receive a stock option in lieu of 25%, 50%, 75% or all of their Fees, excluding Committee fees, to be earned in the period from the Grant Date to the end of the fiscal year. Elections are deemed made for each succeeding fiscal year, and options automatically granted on the first trading day in each succeeding fiscal year, unless the director notifies the Company of the cancellation of the election prior to the first day of the fiscal year. Generally, no option may be exercised prior to the first anniversary of the date the option was granted, and no option may be exercised after the expiration of 15 years from the date the option was granted. If the optionee ceases to be a director or consultant before an option granted under the Director Plan becomes exercisable, is absent from a regularly scheduled meeting, or fails to earn a consulting fee, the option shall terminate as to a pro rata portion of the shares subject to the option, based upon the Fees actually earned.

    EMPLOYEES 401K SAVINGS PLAN. The Company's Employee 401(k) savings plan provides for participation in employer contributions by all eligible employees, including the Named Executive Officers. Employees are eligible to begin participation in the Plan on the first day of the calendar quarter after ninety days of service. The Company currently contributes a percentage (50% during calendar/plan years 1999 and 2000) of each participant's individual deferral to the plan. The Company also has the discretion of making an annual lump sum profit sharing contribution for all eligible employees. This contribution would be made as a percentage of each employee's base salary. Company contributions vest at a rate of 25% for each year a participant earns a year of service. All Company contributions are subject to limitations imposed by the Internal Revenue Code.

    EMPLOYMENT AGREEMENTS. The Company enters into executive employment agreements with certain officers and employees, including some of the Named Executive Officers, from time to time. The Compensation Committee believes the agreements will serve to protect the Company and its stockholders as well as these officers and employees in the event of a threatened or actual change in control of the Company. The agreements are designed to reinforce the officers' and employees' dedication to the Company's best interests before and after such a transaction, and would reduce the likelihood that these officers and employees would leave the Company prematurely. In structuring and deciding upon the level of benefits, the Compensation Committee and Board utilized, among other things, an analysis of competitive practices within the Company's peer group based on public filings.

    JOHN D. CARREKER, JR. The Company is a party to an employment agreement with Mr. Carreker with a term beginning February 1, 1997 extending through January 31, 1999. Pursuant to its terms, the agreement was renewed by Mr. Carreker for additional one-year terms (through January 31, 2001) by giving six months' prior written notice to the Company in 1998 and 1999. The agreement provides that Mr. Carreker will receive a base annual salary of not less than $450,000 and will be eligible to receive bonuses as determined by the Board of Directors in its sole discretion. The agreement may be terminated at any time by the Board of Directors, with or without cause. Upon termination of the agreement by Mr. Carreker due to a breach on the part of the Company or by the Company without cause, Mr. Carreker will be entitled to receive, on the Company's regular payroll dates and less required withholdings, his salary at the current rate for the remaining term of the agreement.

    RICHARD L. LINTING. The Company was a party to an employment agreement with Mr. Linting with a term which expired on December 17, 1999 and was not renewed. The agreement provided that Mr. Linting received a base annual salary during the first year of not less than $350,000.

    OTHER EXECUTIVES. The Company is a party to employment agreements with Messrs. Brown and Lewis. The agreements with Messrs. Brown and Lewis have a term extending through March 2001. Mr. Gage's contract expired during the fiscal year. Under the agreements, Messrs. Brown and Lewis will receive an annual base salary of not less than $240,000 and $300,000 and each is entitled to a bonus of seventy percent of his annual base salary on terms no less favorable than those applicable to other high-level officers of the Company in each year of the applicable agreement if the Board of Directors, in its sole discretion, so determines. The agreements may be terminated at any time by the Company, with or without cause, and may be terminated by the executive if the Company is in material breach of the applicable agreement. Upon termination by the executive due to a breach on the part of the Company or by the Company without cause, the executive will be entitled to receive, on the Company's regular payroll dates and less required withholdings, his salary at the current rate for the remaining term of the agreement.

    FISCAL YEAR ENDED JANUARY 31, 2000 CHIEF EXECUTIVE COMPENSATION. The Chief Executive Officer of Carreker-Antinori, Inc., Mr. John D. Carreker, Jr., participated during the fiscal year ended January 31, 2000 in the same compensation programs as the other Named Executive Officers with each component of his compensation determined by the Board of Directors according to the same criteria described above. Mr. Carreker's base salary was generally determined in the same manner as other executive officers and as described in the Base Salary section above. Mr. Carreker's incentive compensation was determined using the same guidelines described in the Profit Sharing Incentive Plan section of this report. While the Compensation Committee considers Mr. Carreker's performance for 1999 to have been exemplary and worthy of option rewards, Mr. Carreker has declined the award of qualified or non-qualified options to preserve the option pool for the Company's other key employees.

                                          Submitted by:
                                          The Compensation Committee of
                                          Board of Directors
                                          James L. Fischer (Chairman)
                                          Richard R. Lee, Jr.

                               PERFORMANCE GRAPH

    The following graph shows a comparison of cumulative total returns for the Company, the Services Peer Group, the Technology Peer Group, NADQ and FR 2000 during the period commencing on February 1, 1999 and ending on January 31, 2000. The comparison assumes the reinvestment of all dividends, if any. The Services Peer Group consists of Atlantic Data Services, Charles River Associates, Hagler Bailly,Inc. and Technology Solutions. The Technology Peer Group consists of CFI ProServices, Inc., Cognizant Technology Sol., Information Management Assoc., and Pegasystems, Inc.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              CAR-       SERVICES PEER  TECHNOLOGY PEER
             REKER-
         Antinori, Inc.    Group Index      Group Index    NADQ  FR 2000
2/1/99           100.00         100.00           100.00  100.00   100.00
5/1/99           122.92          61.10            99.88   93.63   101.69
8/1/99           116.67          78.24           135.77   98.86   103.88
11/1/99          115.63         100.67           152.47  117.50   101.35
1/31/00          157.29         160.19           205.29  160.93   116.46

Note: The Stock performance shown below is not necessarily indicative of future price performance.

(TABLE)                                                  2/1/99     5/1/99     8/1/99    11/1/99    1/31/00
-------                                                 --------   --------   --------   --------   --------
Carreker-Antinori, Inc................................    100       122.92     116.67     115.63     157.29
Services Peer Group Index.............................    100        61.10      78.24     100.67     160.19
Technology Peer Group Index...........................    100        99.88     135.77     152.47     205.29
NADQ..................................................    100        93.63      98.86     117.50     160.93
FR 2000...............................................    100       101.69     103.88     101.35     116.46

                           ANNUAL REPORT ON FORM 10-K

    UPON WRITTEN REQUEST OF ANY BENEFICIAL SHAREHOLDER OR SHAREHOLDER OF RECORD, A COPY OF THE COMPANY'S ANNUAL REPORT AND FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 31, 2000 (INCLUDING THE EXHIBITS, FINANCIAL STATEMENTS, AND THE SCHEDULES THERETO) REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 13A-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934, MAY BE OBTAINED, WITHOUT CHARGE, FROM TERRY L. GAGE, CHIEF FINANCIAL OFFICER, 4055 VALLEY VIEW LANE, SUITE 1000, DALLAS, TEXAS 75244.

                             SHAREHOLDER PROPOSALS

    Shareholder proposals to be presented at the 2001 Annual Meeting of Stockholders, for inclusion in the Company's Proxy Statement and form of Proxy relating to that meeting, must be received by the Company at its offices in Dallas, Texas, addressed to the Secretary of the Company, 4055 Valley View Lane, Suite 1000, Dallas, Texas 75244, not later than December 29, 2000. Such proposals must comply with the Bylaws of the Company and the requirements of Regulation 14a-8 of the Securities Exchange Act of 1934.

    Any holder of Common Stock of the Company desiring to bring business before the 2001 Annual Meeting of Stockholders in a form other than a stockholder proposal in accordance with the preceding paragraph must give written notice that is received by the Company, addressed to the Secretary of the Company, 4055 Valley View Lane, Suite 1000, Dallas, Texas, 75244, no later than March 14, 2000.

                                 OTHER MATTERS

    At the date of this Proxy Statement, management was not aware that any matters not referred to in this Proxy Statement would be presented for action at the meeting. If any other matters should come before the meeting, the persons named in the accompanying form of Proxy will have discretionary authority to vote all proxies in accordance with their best judgment, unless otherwise restricted by law.

                                          By Order of the Board of Directors
                                          MAURICE E. PURNELL, JR.
                                          SECRETARY

Dated: April 28, 2000

                                   EXHIBIT A
                          SECOND AMENDED AND RESTATED
                         1994 LONG TERM INCENTIVE PLAN
                         AS AMENDED PER PROPOSAL THREE

    WHEREAS, on October 7, 1994, J. D. Carreker & Associates, Inc. adopted the
J. D. Carreker & Associates, Inc. Long Term Incentive Plan, which was approved by its shareholders; and

    WHEREAS, The Carreker Group, Inc. (successor to J. D. Carreker & Associates, Inc.) subsequently amended and restated the plan as The Carreker Group, Inc. Amended and Restated 1994 Long Term Incentive Plan, which was approved at the annual meeting of its shareholders in 1997; and

    WHEREAS, the name of the corporation was changed from The Carreker Group, Inc. to Carreker-Antinori, Inc. (the "Company"); and

    WHEREAS, incident to the Company's reincorporation in the state of Delaware, and the registration of its equity securities in a registered offering pursuant to the Securities Act of 1934, the Company amended and restated the Plan as the Carreker-Antinori, Inc. 1994 Long Term Incentive Plan (as Amended and Restated effective May 12, 1998); and

    WHEREAS, the Board of Directors of the Company has determined that it is advisable and in the best interests of the Company to amend and restate the 1994 Long Term Incentive Plan, effective as of June 20, 2000, subject to the approval of the Company's shareholders;

    NOW, THEREFORE, the terms of the Second Amended and Restated 1994 Long Term Incentive Plan (the "Plan") shall be as follows.

                                  I.  GENERAL

    1.  PURPOSE.  The Plan has been established by the Company to:

       (a) attract and retain employees, consultants and non-employee directors;

       (b) motivate participating employees, consultants and non-employee directors, by means of appropriate incentive, to achieve long-range goals;

       (c) provide incentive compensation opportunities for participating employees, consultants and non-employee directors which are competitive with those of other major corporations; and

       (d) further identify the interests of participating employees, consultants and non-employee directors with those of the Company's other shareholders through compensation alternatives based on the Company's common stock;

and thereby promote the long-term financial interest of the Company and its Subsidiaries, including the growth in value of the Company's equity and enhancement of long-term shareholder return.

    2. EFFECTIVE DATE. The provisions of the Plan originally became effective on October 7, 1994. The Plan shall be unlimited in duration and, in the event of plan termination, shall remain in effect as long as any awards under it are outstanding; PROVIDED, HOWEVER, that no awards of incentive stock options ("INCENTIVE STOCK OPTIONS") as provided in Section 422 of the Code may be made under the Plan after June 19, 2010. The provisions of the Plan as restated and amended herein shall become effective as of June 20, 2000 (the "EFFECTIVE DATE"), subject to the approval of the holders of a majority of the shares of voting stock of all classes of the Company present, or represented, and entitled to vote at a meeting of its stockholders, or the unanimous written consent of all holders of common stock.

    3.  DEFINITIONS.  The following definitions are applicable to the Plan.

    "Board" means the Board of Directors of the Company.

    "Code" means the Internal Revenue Code of 1986, as amended.

    "Committee" means the Compensation Committee of the Board or, if no Compensation Committee is in existence, the entire Board.

    "Disabled" means the inability of a Participant, by reason of a physical or mental impairment, to engage in any substantial gainful activity, of which the Board shall be the sole judge.

    "Fair Market Value" of Stock means as of any date, the value of Stock determined as follows:

    (a) If the Stock is listed on any established stock exchange or a national market system, including without limitation the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation ("NASDAQ") System, the Fair Market Value of a Share of Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such system or exchange (or the exchange with the greatest volume of trading in Stock) on the date of grant, as reported in THE WALL STREET JOURNAL or such other source as the Board deems reliable;

    (b) If the Stock is quoted on the NASDAQ System (but not on the National Market System thereof) or regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Stock shall be the mean between the bid and asked prices for the Stock on the last market trading day prior to the day of determination, as reported in THE WALL STREET JOURNAL or such other source as the Board deems reliable; or

    (c) In the absence of an established market for the Stock, the Fair Market Value thereof shall be determined in good faith by the Committee.

    "Option Date" means, with respect to any Stock Option, the date on which the Stock Option is awarded under the Plan.

    "Participant" means any employee, consultant or non-employee director of the Company or any Subsidiary who is selected by the Board to participate in the Plan.

    "Performance Period" has the meaning ascribed to it in Article IV.

    "Related Company" means any corporation during any period in which it is a Subsidiary, or during any period in which it directly or indirectly owns 50% or more of the total combined voting power of all classes of stock of the Company that are entitled to vote.

    "Restricted Stock" has the meaning ascribed to it in Article IV.

    "Stock" means Carreker-Antinori, Inc. common stock, $.01 par value.

    "Stock Option" means the right of a Participant to purchase Stock pursuant to an Incentive Stock Option or Non-Qualified Option awarded pursuant to the provisions of the Plan.

    "Subsidiary" means any corporation during any period of which 50% or more of the total combined voting power of all classes of stock entitled to vote is owned, directly or indirectly, by the Company.

    4. ADMINISTRATION. The authority to manage and control the operation and administration of the Plan shall be vested in the Board. Subject to the provisions of the Plan, the Board will have authority to select employees, consultants and/or non-employee directors to receive awards of Stock Options and/or Restricted Stock, to determine the time or times of receipt, to determine the types of awards and the number of shares covered by the awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such awards, and to cancel or suspend awards. In making such award determinations, the Board may take into account the nature of services rendered by the respective employee, consultant and/or non-employee director, his or her present and potential contribution to the Company's success, and such other factors as the Board deems relevant. The Board is authorized to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan, to modify such agreements, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

    The Board, in its discretion, may delegate any or all of its authority, powers, and discretion under this Plan to the Committee, and the Board in its discretion may revest any or all such authority, powers, and discretion in itself at any time. If appointed, the Committee shall function as follows: A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by all members of the Committee, shall be the acts of the Committee, unless provisions to the contrary are embodied in the Company's Bylaws or resolutions duly adopted by the Board. All actions taken and decisions and determinations made by the Board or the Committee pursuant to the Plan shall be binding and conclusive on all persons interested in the Plan. No member of the Board or the Committee shall be liable for any action or determination taken or made in good faith with respect to the Plan.

    5. PARTICIPATION. Subject to the terms and conditions of the Plan, the Board shall determine and designate, from time to time, the employees, consultants and non-employee directors of the Company and/or its Subsidiaries who will participate in the Plan. In the discretion of the Board, more than one award may be granted to a Participant. Except as otherwise agreed to by the Company and the Participant, any award under the Plan shall not affect any previous award to the Participant under the Plan or any other plan maintained by the Company or its Subsidiaries.

    6. SHARES SUBJECT TO THE PLAN. The shares of Stock with respect to which awards may be made under the Plan shall be either authorized and unissued shares or issued and outstanding shares (including, in the discretion of the Board, shares purchased in the market). Subject to the provisions of paragraph I.10, the number of shares of Stock available under the Plan shall not exceed 6,959,936 shares in the aggregate increased, as of the first day of each fiscal year, commencing February 1, 2001, by that number of shares of Stock equal to two per cent (2%) of the number of shares of Stock outstanding as of January 31, 2000. If, for any reason, any award under the Plan otherwise distributable in shares of Stock, or any portion of the award, shall expire, terminate, or be forfeited or cancelled, or be settled in cash pursuant to the terms of the Plan and, therefore, any such shares are no longer distributable under the award, such shares of Stock shall again be available for award under the Plan.

    7.  COMPLIANCE WITH APPLICABLE LAWS AND WITHHOLDING OF
TAXES. Notwithstanding any other provision of the Plan, the Company shall have no liability to issue any shares of Stock under the Plan unless such issuance would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity. Prior to the issuance of any shares of Stock under the Plan, the Company may require a written statement that the recipient is acquiring the shares for investment and not for the purpose or with the intention of distributing the shares. If the redistribution of shares is restricted, certificates representing such shares may bear a legend referring to such restrictions. All awards and payments under the Plan are subject to withholding of all applicable taxes, which withholding obligations may be satisfied, with the consent of the Board, through the surrender of shares of Stock which the Participant already owns, or to which a Participant is otherwise entitled under the Plan. The Company shall have the right to deduct from all amounts paid in cash in consequence of the exercise of a Stock Option under the Plan any taxes required by law to be withheld with respect to such cash payments. Where an employee or other person is entitled to receive shares of Stock pursuant to the exercise of a Stock Option pursuant to the Plan, the Company shall have the right to require the employee or such other person to pay to the Company the amount of any taxes that the Company is required to withhold with respect to such shares, or, in lieu thereof, to retain, or sell without notice, a sufficient number of such shares to cover the amount required to be withheld. Upon the disposition (within the meaning of Code Section 424(c)) of shares of Stock acquired pursuant to the exercise of an Incentive Stock Option prior to the expiration of the holding period requirements of Code
Section 422(a)(1), the employee shall be required to give notice to the Company of such disposition and the Company shall have the right to require the employee to pay to the Company the amount of any taxes that are required by law to be withheld with respect to such disposition.

    8. TRANSFERABILITY. Stock Options awarded under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution. Stock Options may be exercised during the lifetime of the Participant only by the Participant or his guardian or legal representative.

    9. EMPLOYEE, CONSULTANT, NON-EMPLOYEE DIRECTOR AND STOCKHOLDER STATUS. The Plan does not constitute a contract of employment, and selection as a Participant will not give any employee, consultant or non-employee director the right to be retained in the employ or as a consultant or non-employee director of the Company or any Subsidiary. No award under the Plan shall confer upon the holder thereof any right as a stockholder of the Company prior to the date on which he fulfills all service requirements and other conditions for receipt of shares of Stock.

    10. ADJUSTMENTS TO NUMBER OF SHARES SUBJECT TO THE PLAN. Subject to the following provisions of this paragraph 10, in the event of any change in the outstanding shares of Stock of the Company by reason of any stock dividend, split, spinoff, recapitalization, merger, consolidation, combination, exchange of shares or other similar change, the aggregate number of shares of Stock with respect to which awards may be made under the Plan, the terms and the number of shares of any outstanding Stock Options, and the purchase price of a share of Stock under Stock Options, may be equitably adjusted by the Board in its sole discretion.

    11. CAPITAL TRANSACTION. In the event that there shall occur (a) a merger or consolidation of the Company with or into another corporation in which the Company shall not be the surviving corporation (other than such a merger or consolidation undertaken to reincorporate in another jurisdiction) (for purposes of this Section 11, the Company shall not be deemed the surviving corporation in any such transaction if, as the result thereof, it becomes a wholly-owned subsidiary of another corporation), (b) a dissolution of the Company, or (c) a transfer of all or substantially all of the assets or shares of stock of the Company in one transaction or a series of related transactions to one or more other persons or entities (any such transaction being referred to herein as a "Capital Transaction"), then:

        (A) If there is a plan or agreement respecting the Capital Transaction and if such plan or agreement specifically provides for the change, conversion, or exchange of the shares of Stock under outstanding and unexercised Options for securities of another corporation, then the Board shall adjust the shares of Stock underlying such outstanding and unexercised Options (and shall adjust the shares of Stock remaining under the Plan which are then available to be awarded under the Plan, if such plan or agreement makes specific provision therefor) in a manner not inconsistent with the provisions of such plan or agreement for the adjustment, change, conversion, or exchange of such shares of Stock and such Options;

        (B) If there is no plan or agreement respecting the Capital Transaction or if such plan or agreement does not specifically provide for the change, conversion, or exchange of the shares of Stock under outstanding and unexercised Options for securities of another corporation, then the Committee shall provide the Participant with thirty (30) days advance written notice of such transaction and the Participant, without the necessity of any further action by the Committee, shall be entitled to purchase, prior to the effective date of such Capital Transaction, the number of Option Shares which are then vested. The unvested or unexercised portion of the Option shall be deemed cancelled and terminated as of the effective date of such transaction.

Notwithstanding the foregoing, the Board or the Committee may provide that upon the occurrence of such events as it shall deem appropriate, any or all outstanding Options shall become fully vested and exercisable.

    12. AGREEMENT WITH COMPANY. At the time of any awards under the Plan, the Board will require a Participant to enter into an agreement with the Company in a form specified by the Board, agreeing to the terms and conditions of the Plan and to such additional terms and conditions, not inconsistent with the Plan, as the Board may, in its sole discretion, prescribe.

    13. AMENDMENT AND TERMINATION OF PLAN. Subject to the following provisions of this paragraph 13, the Board may at any time and in any way amend, suspend, or terminate the Plan. No amendment of the Plan and, except as provided in paragraphs 6 and 10, no action by the Board shall, without further approval of the stockholders of the Company, increase the total number of shares of Stock with respect to which awards may be made under the Plan, materially increase the benefits accruing to Participants under the Plan, or materially modify the requirements as to eligibility for participation in the Plan, if stockholder approval of such amendment is a condition of Securities and Exchange Commission Rule 16b-3 or the Code at the time such amendment is adopted. No amendment, suspension, or termination of the Plan shall alter or impair any Stock Option or Restricted Stock previously awarded under the Plan without the consent of the holder thereof.

                          II.  INCENTIVE STOCK OPTIONS

    1. DEFINITION. The award of an Incentive Stock Option under the Plan entitles the Participant to purchase shares of Stock at a price fixed at the time the option is awarded, subject to the following terms of this Part II.

    2. ELIGIBILITY. The Board shall designate the Participants to whom Incentive Stock Options, as described in section 422(b) of the Code or any successor section thereto, are to be awarded under the Plan and shall determine the number of option shares to be offered to each of them. Incentive Stock Options may be awarded only to employees, and not to consultants or non-employee directors. In no event shall the aggregate Fair Market Value (determined at the time the option is awarded) of Stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year (under all plans of the Company and all Related Companies) exceed $100,000.

    3. PRICE. The purchase price of a share of Stock under each Incentive Stock Option shall be determined by the Board, provided, however, that in no event shall such price be less than the greater of (a) 100% of the Fair Market Value of a share of Stock as of the Option Date (or 110% of such Fair Market Value if the holder of the option owns stock possessing more than 10% of the combined voting power of all classes of stock of the Company or any Subsidiary) or (b) the par value of a share of Stock on such date. The full purchase price of each share of Stock purchased upon the exercise of any Incentive Stock Option shall be paid in cash at the time of such exercise or, with the approval of the Board, in shares of Stock, valued at the Fair Market Value per share on the date of exercise. As soon as practicable thereafter, a certificate representing the shares so purchased shall be delivered to the person entitled thereto.

    4. EXERCISE. Each Option shall become and be exercisable at such time or times and during such period or periods, in full or in such installments as may be determined by the Board at the Option Date.

    5. OPTION EXPIRATION DATE. The "Expiration Date" with respect to an Incentive Stock Option or any portion thereof awarded to a Participant under the Plan means the earliest of:

       (a) the date that is 10 years after the date on which the Incentive Stock Option is awarded (or, if the Participant owns stock possessing more than 10% of the combined voting power of all classes of stock of the Company or any Subsidiary, the date that is 5 years after the date on which the Incentive Stock Option is awarded);

       (b) the date established by the Board at the time of the award;

       (c) the date that is one year after the Participant's employment with the Company and all Related Companies is terminated by reason of the Participant becoming Disabled or by reason of the Participant's death; or

       (d) the date that is three months after the date the Participant's employment with the Company and all Related Companies is terminated for any other reason.

All rights to purchase shares of Stock pursuant to an Incentive Stock Option shall cease as of such option's Expiration Date.

                       III.  NON-QUALIFIED STOCK OPTIONS

    1. DEFINITION. The award of a Non-Qualified Stock Option under the Plan entitles the Participant to purchase shares of Stock at a price fixed at the time the option is awarded, subject to the following terms of this Part III.

    2. ELIGIBILITY. The Board shall designate the Participants to whom Non-Qualified Stock Options are to be awarded under the Plan and shall determine the number of option shares to be offered to each of them.

    3. PRICE. The purchase price of a share of Stock under each Non-Qualified Stock Option shall be determined by the Board; provided, however, that in no event shall such price be less than the par value of a share of such Stock on such date. The full purchase price of each share of Stock purchased upon the exercise of any Non-Qualified Stock Option shall be paid in cash at the time of such exercise or, with the approval of the Board, in shares of Stock, valued at the Fair Market Value per share on the date of exercise. If the Company shall have a class of its Common Stock registered pursuant to Section 12 of the 1934 Act, an option holder may also make payment at the time of exercise of an option by delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker approved by the Company that upon such broker's sale of shares with respect to which such option is exercised, it is to deliver promptly to the Company the amount of sale proceeds necessary to satisfy the option exercise price and any required withholding taxes. As soon as practicable thereafter, a certificate representing the shares so purchased shall be delivered to the person entitled thereto.

    4. EXERCISE. Each Option shall become and be exercisable at such time or times and during such period or periods, in full or in such installments as may be determined by the Board at the Option Date.

    5. OPTION EXPIRATION DATE. The "Expiration Date" with respect to a Non-Qualified Stock Option or any portion thereof awarded to a Participant under the Plan means the earliest of:

       (a) the date established by the Board at the time of the award; or

       (b) the date that is one year after the Participant's employment with the Company and all Related Companies is terminated by reason of the Participant becoming Disabled or by reason of the Participant's death; or

       (c) the date that is three months after the date the Participant's employment with the Company and all Related Companies is terminated for any other reason, or the date the Participant ceases to serve as a consultant or non-employee director of the Company for any reason.

All rights to purchase shares of Stock pursuant to a Non-Qualified Stock Option shall cease as of such option's Expiration Date.

                             IV.  RESTRICTED STOCK

    1. DEFINITION. A Restricted Stock award is an offer by the Company to sell to an eligible person shares of Stock that are subject to restrictions. The Board will determine to whom an offer will be made, the number of shares of Stock the person may purchase, the price to be paid, the restrictions to which the shares will be subject, and all other terms and conditions of the Restricted Stock award, subject to the following.

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    2.  ELIGIBILITY.  The Board shall designate the Participants to whom
Restricted Stock is to be awarded and the number of shares of Stock that are subject to the award. The offer of Restricted Stock will be accepted by the Participant's execution and delivery of the Restricted Stock Purchase Agreement and full payment for the Shares to the Company within thirty (30) days from the date the Restricted Stock Purchase Agreement is delivered to the person.

    3. TERMS AND CONDITIONS OF AWARDS. The purchase price of shares sold pursuant to a Restricted Stock Award will be determined by the Committee on the date the Restricted Stock Award is granted. Restricted Stock Awards shall be subject to such restrictions as the Committee may impose. These restrictions may be based upon completion of a specified number of years of service with the Company or upon completion of the performance goals as set out in advance in the Participant's individual Restricted Stock Purchase Agreement. Restricted Stock Awards may vary from Participant to Participant and between groups of Participants. Prior to the grant of a Restricted Stock Award, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Restricted Stock Award; (b) select from among the Performance Factors to be used to measure performance goals, if any; and (c) determine the number of hares that may be awarded to the Participant. Prior to the payment of any Restricted Stock Award, the Committee shall determine the extent to which such Restricted Stock Award has been earned. Performance Periods may overlap and Participants may participate simultaneously with respect to Restricted Stock Awards that are subject to different Performance Periods and having different performance goals and other criteria.

    4. TERMINATION DURING PERFORMANCE PERIOD. If a Participant is terminated during a Performance Period for any reason, then such Participant will be entitled to payment (whether in shares of Stock, cash or otherwise) with respect to the Restricted Stock Award only to the extent earned as of the date of termination in accordance with the Restricted Stock Purchase Agreement, unless the Committee determines otherwise.

    5. STOCK CERTIFICATE LEGEND. Each certificate issued in respect of shares of Restricted Stock awarded under the Plan shall be registered in the name of the Participant and, at the discretion of the Board, each such certificate may be deposited in a bank designated by the Board. Each such certificate shall bear the following (or a similar) legend:

       "The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) contained in the Carreker-Antinori, Inc., 1994 Long-Term Incentive Plan and an agreement entered into between the registered owner and Carreker-Antinori, Inc. A copy of such plan and agreement is on file in the office of the Secretary of Carreker-Antinori, Inc., 4055 Valley View Lane, Suite 1000, Dallas, Texas 75244."

At the end of the Performance Period for Restricted Stock, such Restricted Stock will be transferred free of all restrictions to a Participant (or his or her legal representative, beneficiary or heir).

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